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                                   Exhibit 6.4

                 Creative Web Site Design and Hosting Agreement

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                               Creative Web, Inc.

                               (lower case script)

March 26,1998

MarketCentral.net
300 Mercer Street
Suite 26-J
New York,  NY

Attn: Roy Spectorman

Re: Creative Web Site Design and Hosting Services Agreement

Dear Mr. Spectoman:

This letter agreement (hereinafter, this "Agreement") sets forth the terms under which Creative Web, Inc. ("Creative Web") will provide MarketCentral ("Client") with certain services ("Service") described below.

1.    Creative Web will provide Client with the following services;

      1.1 Creative Web will distribute on-line content (the "Content') provided by Client. Client hereby represents and warrants to Creative Web that Client has the rights, or required written consent of all necessary parties (including, without limitation, all artists, performers, producers, composers, writers, and labels), for the distribution of the Content over the Internet, and will provide such consents to Creative Web upon request.

      1.2   Client will receive the following hosting services:

            30 MB of disk space and 2.5 GB of data transfer per mouth Web usage statistics accessed via WWW
            Corporate E-mail Forwarding (1 box)
            Chat Server Hosting (3 Rooms)

2. Client agrees to pay (Creative Web design fees according to the following rates, Client, will pay Creative Web $75 per hour for HTML pages designed or redesigned by Creative Web. Client will pay Creative Web $85 per hour for the design or redesign of custom graphics. Payment will be made according to the following schedule. A retainer of $2000 will be paid each month. At end of Agreement period, the balance, if any, will be, paid in full to Creative Web within 30 days. Conversely, at the end of this Agreement, any credit due Client will be applied to future work performed by Creative Web.

3. In addition, Client agrees to pay Creative Web $375.50 per month, payable in advance each month during the term hereof, for the hosting and maintenance services provided by Creative Web. Said monthly fee shall be

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      prorated accordingly in the event that this Agreement commences or expires on a date other than the first day or last day, respectively, of a month,

4. Client agrees to pay Creative Web $2 per 1MB of disk space over 30 MB used per month, and $0.12 per MB of data transfer over 2.5 GB per month.

5. Creative Web shall negotiate with InterNIC to have the Client's registered domain name assigned the Internet Protocol (hereafter "IP") address corresponding with the Creative Web server hosting the Client content. The domain name and IP address are as follows:

                   mktcentral.com                   206.243.242.75

6. This agreement shall be effective for the period beginning March 1, 1998 and ending February 28, 1999.

7. Client agrees that the, Content will comply in all respects with the Content Editorial Standards as established by Creative Web from time to time (including without limitation the current Content Editorial Standards as; set forth on Exhibit 1, attached hereto).

8. Without limitation of the foregoing, Creative Web will have the right to remove, without prior notice to Client, any Content that in Creative Web's sole opinion does not comply with the content Editorial Standards or that could subject Creative Web to potential liability to a third party. Creative Web will use reasonable efforts to notify Client following any removal of any Content from the Service's network.

9. In the event that any virus or destructive element is found in or furnished with any Content, Client will use its best effort upon learning that such situation exists, to immediately eliminate the virus or destructive element. Client will notify Creative Web as to the have of any such virus or destructive element immediately upon discovery thereof, and Creative Web will have, the right (at Client's expense) to take any steps it deems necessary to eliminate the virus or destructive element

10. Client warrants and represents to Creative Web that: (a) the content will, at all times, adhere, to and comply with the Content Editorial Standards;
      (b) Client has the fight, power and authority to enter into this Agreement and neither the Content or other materials appearing on the Web site, nor Client's exploitation thereof by means of the Web site, will violate or infringe upon the copyright patent, literary, privacy, publicity, trademark, source mark or any other personal, moral or property right of any Person, or constitute a libel or defamation of any Person whatsoever;
      (c) Client is and will continue to be the sole owner of all right, title and interest, including without limitation all rights under copyright, in and to the Content and each element thereof, except for elements of the content which are (i) validly licensed to Client for use as contemplated herein, or (ii) in the public domain; (d) Client will comply in all Material respects with all applicable federal, state and local laws, statues, ordinances, rules and regulations within the United States and any foreign country having jurisdiction, and all applicable rules, regulations and requirements of any union or guild having jurisdiction;
      (e) the Content and all other materials furnished by Client hereunder shall at all times be free from viruses and destructive features; and (f) the, Content will be factually accurate and will not cause any loss, injury, damage or death.

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II.   Warranties and Exclusions

      11.1 Creative Web warrants that the service will perform as described. Creative Web does not warrant that the operation of the service will be uninterrupted or error free. In the event of improper performance or nonperformance of the Service, Creative Web will provide a refund, credit or other reimbursement of the charges paid to Creative Web for any portion of the service.

      11-2 EXCEPT AS SPECIFCALLY SET FORTH HEREIN, CREATIVE WEB MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH
      RESPECT TO THE WEB SITE OR THE SERVICE PROVIDED OR THE FUNCTIONALITY, PERFORMANCE OR RESULTS OF USE THEREOF. WITHOUT LIMMITING THE FOREGOING, CREATIVE WEB DOES NOT WARRANT THAT THE WEB SITE OR THE SERVICES PROVIDED OR THE OPERATION THEREOF ARE OR WILL BE ACCURAT, ERROR-FREE OR UNINTERRUPTED OR MEETS OR WILL MEET CLIENT'S REQUIREMENTS.

12.   Limitation of Liability

      12.1 CREATIVE WEB'S ENTIRE LIABILTY AND CLIENT'S REMEDY FOR LOSS OR DAMAGE CAUSED BY ANY SOFTWARE DEFECT OR FAILURE, OR ARISING FROM CREATIVE WEB'S PERFORMANCE OR NON-PERFORMANCE OF THE SERVICE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE WILL BE NO MORE THAN AS FOLLOWS:

                    A. FOR IMPROPER PERFORMANCE OR NONPERFORMANCE OF THE SERVICE. THE AMONNT OF THE CHARGES PAID TO CREATIVE WEB FOR THE PORTION OF THE SERVICE THAT PERFORMED IMPROPERLY OR FAILED TO PERFORM.

                    B. FOR BODILY INJURY OR DEATH TO ANY PERSON NEGLIGENTLY CAUSED BY CREATIVE WEB, YOUR RIGHT TO PROVEN DAMAGES.

                    C. FOR CLAIMS OTHER THAN THOSE SET FORTHI ABOVE, CREATIVE WEB'S LIABILTY MUST BE LIMITED TO DIRECT DAMAGES WHICH ARE PROVEN IN AN AMOUNT NOT TO EXCEED THE LESSER OF (1) THE FEES AND CHARGES ACTUALLY PAID TO CREATIVE WEB HEREUNDER FOR NO MORE THAN SIX MONTHS PRIOR TO THE DATE ON WHICH THE CLAIM AROSE OR (2) U.S. $1,000.

      12.2 CLIENT HAS SOLE RESPONSIBILITY FOR ADEQUATE PROTECTION AND BACKUP OF THE CONTENT AND/OR CLIENTS DATA USED OR GENERATED IN CONNECTION WITH THE SERVICES OR THE WEB SITE. CLIENT WILL HAVE NO CLAIM AGAINST CREATIVE WEB FOR INTERRUPTED COMMUNICATIONS, LOST DATA, RE-RUN TIME, INACCURATE INPUT, WORK DELAYS, OR LOST PROFITS RESULTING FROM THE USE OF CREATIVE WEB SERVICES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, IN NO EVENT WILL CREATIVE WEB HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY SPECIAL,
      INDIRECT, INCIDENTAI, CONSEQUENTIAL OR EXEMPLARY DAMAGES, OR FOR INTERUPTED COMMUNICATIONS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR IN CONECCTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE SERVICES BY THE CLIENT EVEN IF CLIENT OR CREATIVE WEB HAVE BEEN ADVISED OF


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      OR KNOW OR SHOULD KNOW OF THE  POSSIBILITY  OF SUCH DAMAGES.  CREATIVE WEB
      WILL NOT BE LIABLE TO CLIENT FOR ANY DAMAGES CAUSED BY ACTS OR EVENTS BEYOND ITS REASONABLE CONTROL, INCLUDING WITHOUT LIMITATION, ACTS OF GOD,
      FIRES,  FLOODS,  WARS,  CIVIL  DISTUBANCES,   SABOTAGE,  ACCIDENTS,  LABOR
      DISPUTES, GOVERNMENTAL ACTIONS, AND FAILURES OR DELAYS OF TANSPORTATION AND/OR TRANSMISSION.

13,   Indemnification

Client will at all times indemnify and hold harmless Creative Web its Parent subsidiaries, and/or affiliates and the employees, officers, director, shareholders, licencors, agents, and suppliers and the successors and assigns of each of them from and against any and all third party claims, damages, Liabilities, personal injuries, death, costs and expenses, including reasonable legal fees and expense arising out of or relating to (i) any alleged inaccuracy, omission, or deficiency with any of the Content, including, without limitation, any alleged infringement on the part of the Content of any copyright, patent, literary, privacy, publicity, trademark, service mark or any other personal, mural contract or property right of any third party, (ii) the products or service offered by means of Client Web site (including without limitation claims of negligence, strict liability misrepresentation or defects/deficiencies with such products or services) or (iii) Client's failure or alleged failure to comply with the terms of this Agreement (including without limitation the Content Editorial Standards). Creative Web will give Client written notice of any claim, action or demand for which indemnity is claimed. Creative Web will have the right, but not the obligation, to control the defense and/or settlement of any claim in which it is named as a party. Client will have the right to participate in any defense of a claim by Creative Web with counsel of Clients choice at Client's own expense.

14 This Agreement and Client's right to use the Service may be terminated (i) by Client providing no less than thirty days' notice to Creative Web or (ii) by Creative Web providing no less than thirty days notice to Client. The provisions by which by their nature would survive the termination of the Agreement, including without limitation the sections captioned "Warranties and Exclusions," "Limitation of Liability" and "Indemnification," will survive any termination of this Agreement. Client acknowledges and agrees that the IP address assigned to Client for Client's use in connection with the Service hereunder will at all times remain the property of Creative Web and that, upon termination of this Agreement, client will have no further right to use such IP address.

15. This Agreement, and any dispute which may arise hereunder, shall be governed by and subject to the laws of the State of New Jersey without regard to choice of law provisions. The parties agree, however, that any dispute hereunder shall be reviewed by arbitration in accordance with the rules and procedures of the American Arbitration Association, which arbitration shall take place in Passaic County, New Jersey.

16. Should any part of this Agreement be found to be illegal or otherwise unenforceable, both parties shall continue to be bound under the remaining provisions hereof, and any such unenforceable or illegal provision shall be automatically replaced with a provision as similar as possible to the illegal or unenforceable provision so as to be enforceable, legal, and valid.

17. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Creative Web has the right to assign this Agreement.

18.  The  parties  are   independent   parties  and  no  partner  ship,   agency
relationship, joint venture or enterprise shall be created or inferred by the existence or performance of this Agreement.

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19. The individual executing the Agreement on Behalf of Client hereby represents and warrants that, (i) he or she has the, authority to legally bind Client; (ii) he or she has been duly authorized to execute this and (iii) all necessary Client corporate actions and requirements for execution, if any, have been taken or have been satisfied.

20. This Agreement may be, executed in one or more counterparts which when taken together, shall constitute one and the same document. The parties hereby agree that facsimile signatures are valid and binding on the parties,

21. Notwithstanding Item 12, Creative Web shall identify and hold Client harmless for any cause of action arising out of Creative Web's willful or negligent actions.

Exhibit I

Content and Editorial Standards

1. Client may not upload any information which is libelous, defamatory or which violates or infringes any right of privacy of any Person.

2. Client may not upload any messages, data, images, or programs which are indecent, obscene, or pornographic.

3. Client may not upload any information, messages, data, images or programs that would violate any applicable federal, state or local law of the United States or any foreign country having jurisdiction.

4. Client may not upload any messages, data images or programs that would violate the property rights of others, including unauthorized Copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

5. Client may not use the facilities and capabilities of Creative Web to conduct or solicit the performance of any illegal activity or to conduct any other activity which infringes the rights of Creative Web or any third party.

6. Client may not upload any information, messages, data images or programs that are discriminatory or otherwise offensive, as determined by Creative Web, in its reasonable discretion.

7. For purposes of the Agreement of which these Content Editorial Standards are part, any information that is available on the Web site, whether uploaded by Client or made available by other means (including, without limitation, an HTML "hot link", a third party posting or similar means) will be deemed to have been uploaded by Client and therefore to be subject to those Content Editorial Standards.